Exhibit 99.1

SAUSALITO, Calif.--(BUSINESS WIRE)--Sept. 13, 2006--Triton Distribution Systems, Inc. (OTCBB:TTDS - News), a next generation web-based travel distribution service provider, announced today that it has opened an office in Beijing, China. As part of its growth strategy, Triton is continuing to expand into the China travel market to provide low-cost and easy-to-use travel distribution services.

Triton recently signed agreements with China International Travel Services (CITS) to allow CITS and its affiliates to use Triton's solutions for booking both international and domestic travel products, and a partnership with International Air Transport Association (IATA) China, which will provide clearance for billing and settlement services for Triton's agencies. The Beijing office will house Triton's customer support and training departments, which will be responsible for supporting CITS, IATA and Triton's expanding network of airlines, travel vendors and associations in China.

"This new office demonstrates Triton's commitment to serving the China travel market," said Gregory Lykiardopoulos, Chairman and CEO of Triton Distribution Systems. "The use of Triton's solutions is becoming increasingly widespread and our team in China will help us address our mission of transforming the travel distribution industry."

The Beijing office is located in the financial district at the Air China Plaza, one of Beijing's largest commercial buildings. Triton's Beijing office address is Air China Plaza Suite 2201-2202 No. 36 Xiaoyun Road Chaoyang District Beijing, China 100027.

Triton Distribution Systems makes inventory available to global markets in real time, through a robust worldwide network. Its user interfaces are available in 11 languages, including Chinese, Malay, Korean, Thai and Japanese.

About Triton Distribution Systems

Triton Distribution Systems is a pioneer in low-cost, business-to-business Internet-based travel distribution and procurement solutions. Triton provides the electronic distribution of travel inventory from airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients on a global basis. Triton's proprietary products and services fill crucial needs in the travel industry, and offer product, pricing, and marketing advantages. Triton has developed a broad-based suite of products, including ReservationExpert(TM), CruiseExpert(TM) and TourExpert(TM) -- its keystone technology for use by travel agents.

Forward-Looking Statements

This news release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.

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http://www.b2i.us/irpass.asp?BzID=1391&to=ea&s=0

Contact:
Triton Distribution Systems, Inc.
Netta Conyers Haynes, 415-339-4649
nettah@tritonds.com
or
Capital Group Communications, Inc.
Anthony Evans or James Hsu, 415-332-7200 (Investors)
triton@capitalgc.com.